AMENDMENT NO. 2 TO

INVESTOR REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO INVESTOR REGISTRATION RIGHTS AGREEMENT (this “Amendment”), is entered into by and between OPEN ENERGY CORPORATION (formerly Barnabus Energy, Inc.), a Nevada corporation (the “Company”), and the undersigned investor (the “Investor”).

WHEREAS:

A. The parties hereto previously entered into that certain Investor Registration Rights Agreement dated as of March 31, 2006 (the "Agreement") which was subsequently amended pursuant to Amendment No. 1 to the Investor Registration Rights Agreement (“Amendment No. 1”).

B. The parties to the Agreement now desire to amend certain provisions set forth in the Agreement as more fully described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. AMENDMENT OF SECTION 2 (a). Section 2(a) of the Agreement is hereby amended and replaced in its entirety with the following:

“(a) Subject to the terms and conditions of this Agreement, the Company shall prepare and file, no later than forty five (45) days from the date hereof (the “Scheduled Filing Deadline”), with the SEC a registration statement on Form S-1 or SB-2 (or, if the Company is then eligible, on Form S-3) under the Securities Act (the “Initial Registration Statement”) for the resale by the Investors of the Registrable Securities, which includes at least 44,117,647 shares of Common Stock to be issued upon conversion of the Convertible Debentures and 13,250,000 Warrant Shares (subject only to a reduction in the number of shares which may be registered as may be required by the SEC). The Company shall cause the Registration Statement to remain effective until all of the Registrable Securities have been sold or the Registrable Securities are eligible for sale pursuant to Rule 144(k). Prior to the filing of the Registration Statement with the SEC, the Company shall furnish a copy of the Initial Registration Statement to the Investors for their review and comment. The Investors shall furnish comments on the Initial Registration Statement to the Company within twenty-four (24) hours of the receipt thereof from the Company.

2. AMENDMENT OF SECTION 2(b). Section 2(b) of the Agreement is hereby amended and replaced in its entirety with the following:

(b) Effectiveness of the Initial Registration Statement. The Company shall use its best efforts (i) to have the Registration Statement declared effective by the SEC no later than September 5, 2006 (the "Scheduled Effective Deadline") and (ii) to insure that the Initial Registration Statement and any subsequent Registration Statement remains in effect until all of the Registrable Securities have been sold, subject to the terms and conditions of this Agreement."

3. EFFECT ON OTHER TERMS. This Amendment in addition to Amendment No. 1 shall be deemed effective as of August 17, 2006. All other terms set forth in the Agreement shall remain unchanged and this Amendment, Amendment No. 1 and the Agreement shall be deemed a single integrated agreement for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to Investor Registration Rights Agreement to be duly executed as of day and year first above written.
COMPANY:
OPEN ENERGY CORPORATION

By: /s/ David Saltman
Name: David Saltman
Title: President and Chief Executive Officer

INVESTOR:
CORNELL CAPITAL PARTNERS, LP
By: Yorkville Advisors, LLC
Its: General Partner

By: /s/ Mark Angelo
Name: Mark Angelo
Title: President and Portfolio Manager